Exhibit 10.30
August 8, 2007
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
Phone: 847.400.9000
Fax: 847.400.9199

Attn:	William P. Moffitt
     Chief Executive Officer
Dear Mr. Moffitt:
     We are pleased to confirm our mutual understanding concerning the retention by Nanosphere, Inc. (collectively with its subsidiaries and affiliates, the “Company”) of Allen & Company LLC (“Allen”) to act as the Company’s non-exclusive financial advisor on the terms set forth herein.
     1. Scope of Engagement. (a) In connection with this engagement, the Company and Allen acknowledge that since January 1, 2007 Allen has provided financial advice and assistance with respect to financial transactions and will continue to assist the Company, as requested by the Company, in formulating an overall plan for its corporate and financial development. In addition, since January 1, 2007, Allen has advised the Company, and during the remainder of the term, if and when requested by the Company, Allen will continue to advise the Company, on a variety of specific transaction proposals, including financing or acquisition alternatives, joint ventures, divestitures and other potential transactions which merit consideration by the Company. As requested by the Company, Allen will also provide advice, consultation and assistance with respect to other corporate or financial matters the Company may consider from time to time, such as corporate governance, possible strategic alliances, recapitalizations and restructurings, decisions relating to business and marketing strategies and planning for resource allocation and capital expenditures.
     (b) In addition, if during the term of this engagement the Company proposes to participate in any transaction which would generally require the services of an investment banker or financial advisor, as the case may be, on a fee paying basis, including matters relating to (i) the raising of debt or equity capital, both public and private, (ii) possible mergers or stock or asset acquisitions, (iii) sales or other dispositions of businesses or assets, (iv) stock repurchases, recapitalizations or restructurings, (v) joint ventures, strategic alliances or corporate partnering arrangements and (vi) other financial or corporate matters with which the Company may from time to time require assistance, at the discretion of the Company, Allen and the Company shall mutually discuss the possible retention of Allen to act as the Company’s investment banker or financial advisor in connection with such transaction.
     2. Advisory Fees and Expenses. (a) In consideration for the services described in paragraph 1(a) above, during the term hereof, the Company shall pay to Allen non-refundable retainer fees consisting of (i) $125,000 payable upon the signing of this letter covering the period from January 1, 2007 through December 31, 2007 and (ii) $125,000 payable on January 1, 2008 covering the period from January 1, 2008 through December 31, 2008. In addition, before commencing any specific assignment on the Company’s behalf as referred to in paragraph 1(b) hereof, the Company and Allen will discuss, and mutually determine, a reasonable and customary fee or fee scale to be paid to Allen in connection therewith.
     (b) No fee payable to any other financial advisor, by the Company or any other person or entity in connection with the subject matter of this engagement, shall reduce or otherwise affect any fee payable hereunder.
     (c) In addition to any fees described above, whether or not any transaction is consummated, the Company shall reimburse Allen, upon request from time to time, for all reasonable and documented out-of-pocket expenses incurred pursuant to our engagement hereunder, to a maximum of $20,000. Notwithstanding the foregoing, the parties agree that to the extent any separate agreement is entered into between the parties in connection with any proposed transaction contemplated by paragraph 1(b), the terms of such agreement shall supersede this section 2(c) with respect to all costs and fees incurred in connection with such transaction.
     3. Term and Termination. The initial term of this engagement shall be for a period of 24 months from January 1, 2007 and may be extended as the parties shall mutually agree, subject to the establishment of arrangements for additional compensation and other appropriate terms for such extension, provided, however, that the Company may terminate this Agreement upon 30 days written notice. In the event that the Company terminates this Agreement prior to January 1, 2008, all amounts pursuant to 2(a)(ii) shall become due and payable upon termination.
     Any termination of this engagement pursuant to this paragraph 3 shall otherwise be without liability or continuing obligation for either party, except for fees or other compensation earned or expenses incurred by Allen up to the date of termination. Furthermore, the provisions of paragraph 6 hereof relating to indemnification and contribution shall remain operative and in full force and effect, notwithstanding the termination of this engagement or the completion of any or all assignments hereunder.
     4. Public Announcements. Prior to any press release or other public disclosure relating to our services hereunder, the Company and Allen shall confer and reach an agreement upon the contents of any such disclosure. Notwithstanding the foregoing, except as required by any applicable law, rule or regulation, no party shall make any public announcement regarding this engagement or our relationship with the Company thereunder without the prior consent of the other party.

     5. Responsibility for Disclosure. The Company shall provide Allen all information material to its business and operations as well as any other relevant information which Allen reasonably requests in connection with the performance of its services hereunder. The Company represents and warrants to Allen that all such information, and all information released to the public or filed by the Company with any relevant government agency or regulatory body, will be accurate and complete at the time it is furnished or filed, and the Company agrees to keep Allen advised of all material developments affecting the Company through the later of the term of our engagement or completion of any transaction in which Allen is involved. The Company recognizes that, in rendering its services hereunder, Allen will be using information provided by the Company, as well as information available from other sources deemed appropriate by Allen. The Company further acknowledges that Allen does not assume responsibility for and may rely, without independent verification, on the accuracy or completeness of any such information.
     6. Indemnification and Contribution. The Company agrees that in the event Allen or any of Allen’s officers, employees, agents, affiliates or controlling persons, if any (each of the foregoing, including Allen, an “Indemnified Person”), become involved in any capacity (whether or not as a party) in any action, claim, proceeding or investigation (including any formal or informal regulatory inquiry, any securityholder action or claim or any action brought by or in the right of the Company) related to or arising out of our engagement, including any related services already performed and any modifications or future additions to such engagement, the Company will promptly upon demand advance to such Indemnified Person, or, to the extent funds have already been expended, reimburse each such Indemnified Person for, its legal and other expenses (including the cost of any investigation and preparation) as and when they are to be incurred, or are incurred, in connection therewith.
     In addition, the Company will indemnify and hold harmless each Indemnified Person from and against, and no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its securityholders or creditors for, any losses, claims, damages, liabilities or expenses (including, without limitation, attorney’s fees and expenses) related to or arising out of our engagement, any services provided thereunder or any transactions or proposed transactions related thereto, including any related services already performed and any modifications or future additions to such engagement, whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expenses is initiated or brought by or on behalf of the Company and whether or not in connection with any action, claim, proceeding or investigation in which the Company or any Indemnified Person is a party, except to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted directly and primarily from such Indemnified Person’s bad faith or gross negligence.
     If for any reason the foregoing indemnification is held unenforceable, then the Company shall contribute to the loss, claim, damage, liability or expense for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Company and its securityholders on the one hand and the party entitled to contribution on the other hand in the matters contemplated by this engagement, as well as the relative fault of the Company and such party with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations. The Company agrees that, to the extent permitted by applicable law, in no event shall the Indemnified Persons be responsible for or be required to contribute amounts which in the aggregate exceed the fees, if any, actually paid to Allen for such financial advisory services.
     The Company’s reimbursement, indemnity and contribution obligations under this letter shall be in addition to any liability which the Company may otherwise have and shall not be limited by any rights Allen or any other Indemnified Person may otherwise have. The Company agrees that, without Allen’s prior written consent, which will not be unreasonably withheld, the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought hereunder (whether or not Allen or any other Indemnified Person is an actual or potential party to such claim, action, proceeding or investigation), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, proceeding or investigation.
     The provisions of this paragraph 6 shall remain in effect indefinitely, notwithstanding the completion of this assignment, the expiration of the term hereof or any other termination of this engagement. Notwithstanding the foregoing, the parties agree that to the extent any separate agreement is entered into between the parties in connection with any proposed transaction contemplated by paragraph 1(b), the terms of such agreement shall supersede this Section 6 in its entirety with respect to such transaction.
     7. No Rights in Shareholders, etc. The Company recognizes that Allen has been engaged only by the Company, and that the Company’s engagement of Allen is not deemed to be on behalf of and is not intended to confer rights upon any shareholder of the Company or any other person not a party hereto as against Allen or any of its affiliates or any of their respective control persons, directors, officers, agents, employees or representatives. Unless otherwise expressly agreed, no person or entity other than the Company is authorized to rely upon the Company’s engagement of Allen or any statements, advice, opinions or conduct by Allen, and the Company will not disclose such statements, advice, opinions or conduct to others (except the Company’s professional advisors and except as required by law).
     8. No Fiduciary Duty; Reliance on Others. Allen’s role in this engagement is that of an independent contractor, and any duties of Allen arising out of this engagement pursuant to this agreement shall be contractual in nature and shall be owed solely to the Company. Nothing in this agreement is intend to create or shall be construed as creating a fiduciary relationship between the Company and Allen. The Company confirms that it will rely only on legal counsel, accountants and other similar expert advisors engaged by the Company for legal, accounting, tax and other similar advice.
     9. Disclosure. The Company acknowledges that Allen and its affiliates may have and may continue to have financial advisory and other relationships with parties other than the Company pursuant to which Allen may acquire information of interest to the Company. Allen shall have no obligation to disclose such information to the Company.
     Allen has from time to time provided investment banking and related services to various entities which might enter into a transaction with the Company for which Allen has received customary fees, and it is contemplated that Allen may provide investment banking and related services to such entities in the future. In addition, in the ordinary course of its business, Allen or its affiliates may have long or short positions, either on a discretionary or non-discretionary basis, for its own account or for those of its clients, in the securities of various entities which might enter into a transaction with the Company. This letter agreement will not limit or restrict our ability to engage in such transactions with respect to either the Company’s securities or any other entity’s securities.
     10. Miscellaneous. No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound hereby. This agreement, and any claim related directly or indirectly to this agreement, shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the conflict of laws provisions thereof. The parties hereby irrevocably and unconditionally submit (to the extent permitted by law) to the nonexclusive jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York for any legal action or proceeding arising out of this agreement or Allen’s engagement hereunder, and each of the parties hereby irrevocably consents to service of process in any such action or proceeding by certified or registered mail at the address for such party set forth above. Allen and the Company waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our engagement. The obligations of this agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Indemnified Persons hereunder and any of their successors, assigns, heirs and personal representatives.
     Please confirm that the foregoing is in accordance with your understanding of the terms of our engagement by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between us.

Very truly yours,

ALLEN & COMPANY LLC

		By:	/s/ John Simon

Name: John Simon
Title: Managing Director

Accepted and agreed to as of the date first above written:

Nanosphere, Inc.

By:	/s/ William P. Moffitt III

Name: William Moffitt
Title: Chief Executive Officer